EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS 34 PERCENT INCREASE

IN FIRST QUARTER RESULTS AND SOLID LOAN GROWTH

WAYNE, NJ – April 26, 2011 — Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the first quarter of 2011 of $36.6 million, or $0.22 per diluted common share, as compared to the first quarter of 2010 earnings of $27.4 million, or $0.16 per diluted common share. See the “Performance Highlights” section below for more details.

All common share data presented in this press release, including the earnings per diluted common share data above, was adjusted for a five percent stock dividend declared April 13, 2011, payable May 20, 2011 to shareholders of record on May 6, 2011.

Gerald H. Lipkin, Chairman, President and CEO commented that, “We recorded solid first quarter earnings and an increase in our net interest margin despite the prolonged low level of interest rates. Earnings continued to reflect our solid credit metrics which also improved during the period. Our very successful one price mortgage refinancing program and an increase in commercial borrower loan demand contributed to loan growth of almost eight percent on an annualized basis during the quarter.”

Performance Highlights

•

Loan Growth: Total loans increased by $180.4 million, or 7.7 percent on an annualized basis, to $9.5 billion at March 31, 2011 from December 31, 2010. Our residential mortgage portfolio grew by over $122 million during the first quarter of 2011 as we originated over $320 million in new and refinanced residential mortgage loans during the period and held over 70 percent of these loans in our loan portfolio at March 31, 2011. Our residential volumes continued to be strong during the quarter due to the low level of interest rates and our successful one price refinancing program with total closing costs as low as $499 including title insurance fees. During the quarter, we also experienced stronger loan demand from new and existing commercial borrowers. As a result, commercial real estate and commercial loans increased by 9.4 percent and 7.6 percent, respectively, on an annualized basis at March 31, 2011 as compared to December 31, 2010.

•

Net Interest Income and Margin: Net interest income increased $3.8 million to $116.9 million for the quarter ended March 31, 2011 as compared to $113.1 million for the quarter ended December 31, 2010. On a tax equivalent basis, our net interest margin increased to 3.71 percent in the first quarter of 2011 versus 3.63 percent in the fourth quarter of 2010 and 3.65 percent in the first quarter of 2010. See the “Net Interest Income and Margin” section below for more details.

Valley National Bancorp (NYSE: VLY)

2011 First Quarter Earnings

April 26, 2011

•

Asset Quality: Total loans past due 30 days or more were 1.70 percent of the loan portfolio at March 31, 2011 compared to 1.77 percent at December 31, 2010. Total non-accrual loans declined $3.8 million from December 31, 2010 to $101.3 million, or 1.06 percent of our entire loan portfolio of $9.5 billion, at March 31, 2011. Total non-performing assets as a percentage of loans and non-performing assets was 1.17 percent at March 31, 2011, a decline of 0.07 percent from December 31, 2010. The residential mortgage and home equity loan portfolios totaling nearly 22,000 individual loans had only 249 loans past due 30 days or more at March 31, 2011. At March 31, 2011, residential mortgage and home equity loans delinquent 30 days or more totaled $45.5 million, or 1.79 percent of $2.5 billion in total loans within these categories. See “Credit Quality” section below for more details.

•

Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: The provision for losses on non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) and unfunded letters of credit declined to $5.3 million for the first quarter of 2011 as compared to $8.7 million for the fourth quarter of 2010 and $12.6 million for the first quarter of 2010. Net loan charge-offs on non-covered loans also declined to $3.8 million for the three months ended March 31, 2011 compared to $4.3 million for the fourth quarter of 2010 and $11.0 million for the first quarter of 2010. At March 31, 2011, our allowance for losses on non-covered loans and unfunded letters of credit was 1.32 percent of non-covered loans as compared to 1.33 percent at December 31, 2010 and 1.15 percent at March 31, 2010.

•

Provision for Losses on Covered Loans: We recorded an $18.9 million provision for losses on covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) during the first quarter of 2011 as compared to $6.4 million in the fourth quarter of 2010 due to additional declines in the expected cash flows caused by credit impairment within certain pools of covered loans acquired in March 2010. The $18.9 million provision was largely offset by the FDIC sharing in these additional covered loan losses which mainly resulted in non-interest income of $16.2 million and a corresponding increase in our FDIC loss-share receivable during the first quarter of 2011. Our allowance for losses on covered loans totaled $20.1 million at March 31, 2011 and was reduced by loan charge-offs totaling $5.1 million during the first quarter of 2011.

•

Investments: We recognized $2.7 million in net gains on securities transactions during the first quarter of 2011 primarily due to the sale of $239.0 million in residential mortgage-backed securities issued by government agencies that were classified as available for sale. Credit impairment charges totaling $825 thousand were recognized in earnings during the first quarter of 2011 due to additional estimated credit losses on one previously impaired pooled trust preferred security classified as available for sale. After all credit impairment charges, the security had an adjusted amortized cost of $2.6 million and a fair value of $1.2 million at March 31, 2011.

•

Trading Mark to Market Impact on Earnings: Net income for the first quarter of 2011 included net trading gains totaling $3.4 million ($0.01 per common share). These trading gains consisted of $2.9 million and $493 thousand in non-cash mark to market gains on our junior subordinated (“trust preferred”) debentures carried at fair value and the fair value of our trading

Valley National Bancorp (NYSE: VLY)

2011 First Quarter Earnings

April 26, 2011

securities portfolio, respectively. Conversely, the first quarter of 2010 included net trading losses of $3.0 million ($0.01 per common share) mainly due to a change in market value of the trust preferred debentures.

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $118.2 million for the first quarter of 2011, a $3.8 million increase from the fourth quarter of 2010 and an increase of $2.0 million from the first quarter of 2010. The linked quarter increase was mainly driven by higher average balances of taxable investment securities due to additional purchases of over $440 million in mortgage-backed securities issued by Ginnie Mae during the first quarter, as well as the maturity of $116 million in long-term FHLB borrowings with a weighted average interest rate of 4.91 percent during January and March 2011. The funding from the FHLB borrowings was mostly replaced with lower cost deposits, consisting of 3 to 5 year-term brokered certificates of deposit.

The net interest margin on a tax equivalent basis was 3.71 percent for the first quarter of 2011, an increase of 8 basis points from 3.63 percent for the linked fourth quarter of 2010, and an increase of 6 basis points from 3.65 percent for the quarter ended March 31, 2010. The yield on average interest earning assets increased by three basis points on a linked quarter basis mainly as a result of slightly higher yields on average loans and tax-exempt investment securities. However, the yield on our taxable investments declined four basis points from the linked fourth quarter of 2010 as principal paydowns and funds obtained through brokered deposit sources were invested in lower yielding securities during the period. The cost of average interest bearing liabilities declined six basis points from the fourth quarter of 2010 mainly due to a five basis point decrease in the cost of average long-term borrowings due to the maturity of higher cost FHLB borrowings and a four basis point decline in the cost of average time deposits caused by the continued run-off of higher cost deposits. Our cost of total deposits was 0.71 percent for the first quarter of 2011 compared to 0.72 percent for the three months ended December 31, 2010.

Credit Quality

Total loan delinquencies as a percentage of total loans were 1.70 percent at March 31, 2011 as compared to 1.77 percent at December 31, 2010 and 1.68 percent at March 31, 2010. With a loan portfolio totaling approximately $9.5 billion, net loan charge-offs on non-covered loans for the first quarter of 2011 declined to $3.8 million compared to $4.3 million for the fourth quarter of 2010, and $11.0 million for the first quarter of 2010. Charge-offs on loans in impaired covered loan pools totaled $5.1 million for the first quarter of 2011 and are substantially covered by loss-sharing agreements with the FDIC.

Valley National Bancorp (NYSE: VLY)

2011 First Quarter Earnings

April 26, 2011

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category at March 31, 2011, December 31, 2010 and March 31, 2010:

	March 31, 2011		December 31, 2010		March 31, 2010
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
Loan Category:

Commercial and Industrial loans*	$59,072	3.18%	$58,229	3.19%	$49,928	2.83%

Commercial real estate loans:
Commercial real estate	15,239	0.44%	15,755	0.47%	13,809	0.40%
Construction	15,924	3.81%	14,162	3.31%	15,350	3.54%

Total commercial real estate loans	31,163	0.80%	29,917	0.79%	29,159	0.74%

Residential mortgage loans	10,884	0.53%	9,128	0.47%	6,156	0.33%

Consumer loans:
Home equity	2,429	0.49%	2,345	0.46%	1,664	0.30%
Auto and other consumer	9,871	1.06%	12,154	1.29%	12,626	1.24%

Total consumer loans	12,300	0.86%	14,499	1.00%	14,290	0.91%

Covered loans	20,147	5.99%	6,378	1.79%	—	0.00%

Unallocated	8,156	NA	8,353	NA	5,750	NA

Allowance for credit losses	$141,722	1.48%	$126,504	1.35%	$105,283	1.10%

*	Includes the reserve for unfunded letters of credit.

Total non-performing assets (“NPAs”), consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, totaled $113.2 million, or 1.17 percent of loans and NPAs at March 31, 2011 compared to $117.3 million, or 1.24 percent of loans and NPAs at December 31, 2010. The $4.1 million decrease in non-performing assets was mainly due to a $5.9 million decline in non-accrual construction loans. The decline was mostly due to one $2.9 million loan relationship which is now performing, and another $3.2 million loan relationship that paid off during the first quarter of 2011.

Non-accrual loans decreased to $101.3 million at March 31, 2011 as compared to $105.1 million at December 31, 2010 mainly due to the aforementioned decline in non-accrual construction loans. Although the timing of collection is uncertain, management believes that most of the non-accrual loans are well secured and largely collectible based on, in part, our quarterly review of impaired loans. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $152.0 million at March 31, 2011 and had $15.7 million in related specific reserves included in our total allowance for loan losses. OREO and other repossessed assets, excluding OREO subject to loss-sharing agreements with the FDIC, totaled a combined $11.9 million at March 31, 2011 as compared to $12.2 million at December 31, 2010.

Loans past due 90 days or more and still accruing decreased to $1.8 million, or 0.02 percent of total loans at March 31, 2011 compared to $2.5 million, or 0.03 percent at December 31, 2010 primarily

Valley National Bancorp (NYSE: VLY)

2011 First Quarter Earnings

April 26, 2011

due to moderate declines in construction, residential mortgage, and consumer loans within this delinquency category.

Performing troubled debt restructured loans (“restructured loans”) with modified terms and not reported as loans 90 days or more past due and still accruing or as non-accrual loans, are performing restructured loans to customers experiencing financial difficulties where a concession has been granted. Our performing restructured loan balances totaled $91.7 million at March 31, 2011 and consisted of 43 loans (primarily in the commercial and industrial loan and commercial real estate portfolios) as compared to 44 loans totaling $89.7 million at December 31, 2010. On an aggregate basis, the $91.7 million in performing restructured loans at March 31, 2011 had a weighted average modified interest rate of approximately 5.17 percent as compared to a yield of 5.65 percent on the entire loan portfolio for the first quarter of 2011.

Loans and Deposits

Overall, total loans increased $180.4 million, or 7.7 percent on an annualized basis to approximately $9.5 billion at March 31, 2011 as compared to December 31, 2010. See discussion below for a complete analysis of the change in mix between each loan category.

Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $200.5 million, or 8.9 percent on an annualized basis, to approximately $9.2 billion at March 31, 2011 from December 31, 2010. The linked quarter increase was mainly comprised of increases in residential mortgage, commercial real estate, and commercial loans of $122.5 million, $79.5 million, and $34.6 million, respectively, partially offset by decreases of $23.3 million and $20.4 million in automobile and home equity loans, respectively. Residential mortgage loans increased due to the success of our $499 refinance program, including our television and radio ad campaigns during the first quarter, and the current low level of market interest rates. Our decision to retain mortgage originations is based on the composition of our interest earning assets and interest bearing liabilities and our ability to manage the interest rate risk associated with certain levels of these instruments. Commercial real estate loans increased during the quarter partly due to our increased emphasis on co-op and multifamily loan lending in our markets. We also experienced a somewhat stronger demand from new and existing commercial customers during the first quarter of 2011. Automobile loan balances have continued to decline due to several factors, including our high credit standards, acceptable loan to collateral value levels, and high unemployment levels. Additionally, in an attempt to build market share, some large competitors have continued to offer rates and terms that are less than Valley’s profitability thresholds. These factors may continue to constrain the levels of our auto loan originations for the remainder of 2011. Home equity loans also continued to decline during the quarter, in part, due to customer paydowns made in conjunction with first mortgage refinance activity.

Covered Loans. Loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired from LibertyPointe Bank and The Park Avenue Bank as a part of FDIC-assisted transactions during the first quarter of 2010. Our covered loans consist primarily of commercial real estate loans and commercial and industrial loans and totaled $336.6 million at March 31, 2011 as compared to $356.7 million at December 31, 2010. These loans are accounted for on a pool basis. During the first quarter of 2011, we recognized $18.9 million of credit

Valley National Bancorp (NYSE: VLY)

2011 First Quarter Earnings

April 26, 2011

impairment through a provision to our allowance for losses on covered loans that was attributable to worse than expected cash flows on certain of the acquired loan pools compared to cash flows that were expected at the acquisition dates. In conjunction with the credit impairment, Valley recorded $17.7 million of non-interest income as the FDIC loss-share receivable was increased to reflect the FDIC’s share of the potential credit impairment losses. Although we recognized credit impairment during the quarter on certain of the acquired loan pools, on an aggregate basis the acquired pools of covered loans are performing better than originally expected, and based on our current estimates, we expect to receive more future aggregate cash flows than originally modeled at the acquisition dates. For those pools with better than expected cash flows, the forecasted increase is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, as the future projected cash flows materialize, we will reduce the FDIC loss-share receivable by the guaranteed portion of the amount received. During the first quarter of 2011, we reduced our FDIC loss-share receivable by $2.4 million due to the receipt of these additional cash flows from pooled loans with a corresponding reduction in non-interest income for the period.

Deposits. Total deposits increased $358.8 million to approximately $9.7 billion at March 31, 2011 from December 31, 2010. Savings, NOW and money market deposits increased $285.1 million to $4.4 billion at March 31, 2011 as compared to December 31, 2010 largely due to $220.0 million in brokered money market funds with variable interest rates based on the U.S. dollar one month LIBOR rate plus five basis points (approximately 0.31 percent during the first quarter of 2011) used by management to partially fund investment security purchases during the first quarter of 2011. Management will likely repay this funding source from normal principal paydowns and interest from its investment securities portfolio during the remainder of 2011 based on the level of interest rates and other funding sources available for its asset/liability management strategies. Time deposits increased $59.4 million during the first quarter mainly due to new three and five-year term brokered certificates of deposit totaling $102.3 million, partially offset by the maturity of higher cost retail time deposits. The brokered deposits were primarily purchased to replace the funding from higher cost, long-term FHLB borrowings that matured during the first quarter of 2011. Non-interest bearing deposits also increased $14.2 million as compared to December 31, 2010 mainly due to general increases in both commercial and retail deposits.

Non-Interest Income

First quarter of 2011 compared with first quarter of 2010

Non-interest income for the first quarter of 2011 increased $29.1 million to $44.8 million as compared to $15.7 million for the same period of 2010. The change in the FDIC loss-share receivable, principally due to additional estimated credit losses on covered loan pools, resulted in an increase of $16.2 million in non-interest income as compared to first quarter of 2010. Net trading gains increased $6.4 million to $3.4 million for the first quarter of 2011 as compared to a net trading loss of $3.0 million for the first quarter of 2010 mainly due to non-cash mark to market gains on our trust preferred debentures carried at fair value. Net gains on securities transactions increased $1.8 million to $2.7 million for the three months ended March 31, 2011 mainly due to gains on the sale of residential mortgage-backed securities classified as available for sale in the 2011 period. Insurance commissions increased $1.2 million as compared to the 2010 period mainly due to additional commissions generated from our

Valley National Bancorp (NYSE: VLY)

2011 First Quarter Earnings

April 26, 2011

insurance subsidiary’s agency asset acquisition during December 2010. Additionally, net impairment losses on securities declined $1.8 million as compared to the same period in 2010.

First quarter of 2011 compared with fourth quarter of 2010

Non-interest income for the first quarter of 2011 increased $8.9 million from $35.8 million for the quarter ended December 31, 2010. Non-interest income recognized due to the change in the FDIC loss-share receivable increased by $10.0 million from approximately $6.3 million in the fourth quarter of 2010 mainly due to additional estimated credit losses on covered loan pools. Net trading gains increased $5.5 million from a net trading loss of $2.1 million for the fourth quarter of 2010 mainly due to non-cash mark to market gains in the 2011 period on our trust preferred debentures carried at fair value. Insurance commissions increased $1.5 million as compared to the 2010 period primarily due to the December 2010 asset acquisition by our insurance subsidiary, as well as quarterly bonus commissions received from insurance carriers in the first quarter. However, net gains on securities transactions decreased $4.3 million from $7.0 million during the fourth quarter of 2010. The fourth quarter gains primarily resulted from the sale of $46 million in certain residential mortgage-backed securities, as well as gains realized on $15 million in trust preferred securities that were called for early redemption. Net gains on sales of loans also decreased $3.9 million as compared to the fourth quarter of 2010 mainly due to lower sales volumes during the 2011 period as we held most of our new residential mortgage loan originations for investment.

Non-Interest Expense

First quarter of 2011 compared with first quarter of 2010

Non-interest expense increased $5.4 million to $83.8 million for the three months ended March 31, 2011 from $78.4 million for the same period of 2010. Other non-interest expense increased by $2.0 million to $12.0 million for the first quarter of 2011 mainly due to additional expenses relating to the two FDIC-assisted transactions completed in March 2010 and a $479 thousand write down of a previously repossessed aircraft based upon our periodic valuation. Professional and legal fees also increased $1.7 million from the same period in 2010 primarily due to general increases caused by the FDIC-assisted transactions and other corporate matters. Occupancy and equipment expense increased $1.2 million to $17.2 million for the first quarter of 2011 due to higher seasonal maintenance and an increase in building repair expenses.

First quarter of 2011 compared with fourth quarter of 2010

Non-interest expense increased by $3.4 million from $80.4 million for the linked quarter ended December 31, 2010. Net occupancy and equipment expense increased by $2.7 million from $14.5 million for the fourth quarter of 2010 mainly due to seasonal maintenance expenses. Amortization of other intangible assets increased $988 thousand to $2.0 million in the first quarter of 2011 mainly due to an $893 thousand decline in recoveries of impairment charges on loan servicing rights as compared to the fourth quarter of 2010. Professional and legal expense also increased $828 thousand from $2.9 million for the three months ended December 31, 2010 due to higher expenses related to covered assets acquired in the FDIC-assisted transactions. However, salary and employee benefit expense decreased $1.2 million from $45.3 million for the fourth quarter of 2010 mainly due to decreases in

Valley National Bancorp (NYSE: VLY)

2011 First Quarter Earnings

April 26, 2011

stock-based compensation expense (mostly related to immediate expensing of stock awards to retirement eligible employees in the fourth quarter of 2010), medical insurance, and cash incentive compensation accruals, partially offset by higher payroll taxes and pension expense in the first quarter of 2011.

Income Tax Expense

Income tax expense was $17.1 million and $12.2 million for the first quarters of 2011 and 2010, respectively. Our effective tax rate increased 1.1 percent to 31.9 percent for the three months ended March 31, 2011 as compared to 30.8 percent for the same period one year ago. The increase in the effective tax rate from the 2010 period mainly reflects an increase in our marginal rate pre-tax income.

For the remainder of 2011, we anticipate that our effective tax rate will approximate 31 percent.

About Valley

Valley is a regional bank holding company with over $14 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 198 branches in 134 communities serving 14 counties throughout northern and central New Jersey, Manhattan, Brooklyn and Queens. Valley National Bank is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley National Bank offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley National Bank’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a continued weakness or unexpected decline in the U.S. economy, in particular in New Jersey and the New York Metropolitan area;

•	higher than expected increases in our allowance for loan losses;

Valley National Bancorp (NYSE: VLY)

2011 First Quarter Earnings

April 26, 2011

•	higher than expected increases in loan losses or in the level of nonperforming loans;

•	unexpected changes in interest rates;

•	a continued or unexpected decline in real estate values within our market areas;

•	declines in value in our investment portfolio;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions may disrupt our business;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	the possibility that the expected benefits of acquisitions will not be fully realized, including lower than expected cash flows from covered loan pools acquired in FDIC-assisted transactions; and

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2010. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

#    #    #

-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended
($ in thousands, except for share data)	March 31, 2011	December 31, 2010	March 31, 2010
FINANCIAL DATA:
Net interest income	$116,892	$113,141	$114,851
Net interest income - FTE (3)	118,243	114,478	116,224
Non-interest income (2)	44,787	35,846	15,677
Non-interest expense	83,829	80,408	78,354
Income tax expense	17,103	15,322	12,200
Net income	36,585	38,158	27,363
Weighted average number of common shares outstanding: (4)
Basic	169,671,128	169,426,058	168,831,733
Diluted	169,678,846	169,428,992	168,834,400
Per common share data: (4)
Basic earnings	$0.22	$0.23	$0.16
Diluted earnings	0.22	0.23	0.16
Cash dividends declared	0.17	0.17	0.17
Book value	7.71	7.64	7.46
Tangible book value (1)	5.68	5.61	5.49
Tangible common equity to tangible assets (1)	6.88%	6.90%	6.55%
Closing stock price - high	$14.20	$13.73	$14.33
Closing stock price - low	12.70	12.01	11.91

CORE ADJUSTED FINANCIAL DATA: (1)
Net income, as adjusted	$37,102	$38,158	$28,986
Basic earnings per share, as adjusted	0.22	0.23	0.17
Diluted earnings per share, as adjusted	0.22	0.23	0.17

FINANCIAL RATIOS:
Net interest margin	3.66%	3.59%	3.60%
Net interest margin - FTE (3)	3.71	3.63	3.65
Annualized return on average assets	1.03	1.08	0.77
Annualized return on average shareholders’ equity	11.23	11.85	8.72
Annualized return on average tangible shareholders’ equity (1)	15.26	16.06	11.75
Efficiency ratio (5)	51.85	53.97	60.03

CORE ADJUSTED FINANCIAL RATIOS: (1)
Annualized return on average assets, as adjusted	1.04%	1.08%	0.82%
Annualized return on average shareholders’ equity, as adjusted	11.39	11.85	9.24
Annualized return on average tangible shareholders’ equity, as adjusted	15.48	16.06	12.44
Efficiency ratio, as adjusted	51.59	53.97	58.86

AVERAGE BALANCE SHEET ITEMS:
Assets	$14,214,256	$14,099,979	$14,126,648
Interest earning assets	12,760,643	12,621,007	12,747,256
Loans	9,458,201	9,458,332	9,422,162
Interest bearing liabilities	10,350,865	10,217,104	10,508,770
Deposits	9,524,262	9,421,254	9,503,584
Shareholders’ equity	1,302,863	1,288,140	1,255,189

Valley National Bancorp

Consolidated Financial Highlights

	As of and For the Period Ended
($ in thousands)	March 31, 2011	December 31, 2010	March 31, 2010
BALANCE SHEET ITEMS:
Assets	$14,363,839	$14,143,826	$14,473,796
Total loans	9,546,169	9,365,795	9,569,712
Non-covered loans	9,209,593	9,009,140	9,144,670
Deposits	9,722,375	9,363,614	9,779,615
Shareholders’ equity	1,307,524	1,295,205	1,259,252
Total Tier 1 common capital (1)	978,749	967,015	952,991

CAPITAL RATIOS:
Tier 1 leverage ratio	8.32%	8.31%	8.18%
Risk-based capital - Tier 1	11.00	10.94	10.54
Risk-based capital - Total Capital	13.01	12.91	12.46
Tier 1 common capital ratio (1)	9.32	9.25	8.90

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$126,504	$115,715	$103,655
Loans charged-off:
Commercial and industrial	(6,672)	(1,593)	(8,681)
Commercial real estate	(823)	(100)	(656)
Construction	—	(1,314)	(419)
Residential mortgage	(783)	(730)	(535)
Consumer	(1,758)	(2,009)	(3,873)

	(10,036)	(5,746)	(14,164)

Charged-off loans recovered:
Commercial and industrial	448	804	2,362
Commercial real estate	21	17	94
Construction	—	—	—
Residential mortgage	21	17	5
Consumer	602	598	720

	1,092	1,436	3,181

Net charge-offs (includes $5.1 million of covered loan charge-offs for the March 31, 2011 period)	(8,944)	(4,310)	(10,983)
Provision charged for credit losses	24,162	15,099	12,611

Ending balance - Allowance for credit losses	$141,722	$126,504	$105,283

Components of allowance for credit losses:
Allowance for non-covered loans	$119,700	$118,326	$103,486
Allowance for covered loans	20,147	6,378	—

Allowance for loan losses	139,847	124,704	103,486
Allowance for unfunded letters of credit	1,875	1,800	1,797

Allowance for credit losses	$141,722	$126,504	$105,283

Components of provision for credit losses:
Provision for non-covered loans	$5,205	$8,850	$12,479
Provision for covered loans	18,882	6,378	—
Provision for unfunded letters of credit	75	(129)	132

Provision for credit losses	$24,162	$15,099	$12,611

Annualized ratio of net charge-offs of non-covered loans to average loans	0.16%	0.18%	0.47%
Annualized ratio of total net charge-offs to average loans	0.38	0.18	0.47
Allowance for non-covered loan losses as a % of non-covered loans	1.30	1.31	1.13
Allowance for credit losses as a % of total loans	1.48	1.35	1.10

Valley National Bancorp

Consolidated Financial Highlights

	As of and For the Period Ended
	March 31, 2011	December 31, 2010	March 31, 2010
	($ in thousands)
ASSET QUALITY (NON-COVERED ASSETS): (6)
Accruing past due loans:
30 to 89 days past due:
Commercial and industrial	$11,007	$13,852	$14,633
Commercial real estate	14,025	14,563	11,365
Construction	11,860	2,804	12,747
Residential mortgage	12,373	12,682	9,659
Consumer	9,565	14,638	16,302

Total 30 to 89 days past due	58,830	58,539	64,706
90 or more days past due:
Commercial and industrial	12	12	501
Commercial real estate	—	—	1,039
Construction	—	196	—
Residential mortgage	1,201	1,556	1,331
Consumer	575	723	1,180

Total 90 or more days past due	1,788	2,487	4,051

Total accruing past due loans	$60,618	$61,026	$68,757

Non-accrual loans:
Commercial and industrial	$16,476	$13,721	$12,559
Commercial real estate	31,759	32,981	28,869
Construction	21,402	27,312	23,975
Residential mortgage	28,923	28,494	24,053
Consumer	2,730	2,547	2,140

Total non-accrual loans	101,290	105,055	91,596
Other real estate owned (7)	10,904	10,498	4,534
Other repossessed assets	960	1,707	2,554

Total non-performing assets (“NPAs”)	$113,154	$117,260	$98,684

Performing troubled debt restructured loans	$91,673	$89,696	$3,575
Total non-accrual loans as a % of loans	1.06%	1.12%	0.96%
Total NPAs as a % of loans and NPAs	1.17	1.24	1.02
Total accruing past due and non-accrual loans as a % of loans (7)	1.70	1.77	1.68
Allowance for losses on non-covered loans as a % of non-accrual loans	118.18	112.63	112.98

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended
($ in thousands, except for share data)	March 31, 2011	December 31, 2010	March 31, 2010
Tangible book value per common share:
Common shares outstanding	169,678,227	169,533,626	168,845,723

Shareholders’ equity	$1,307,524	$1,295,205	$1,259,252
Less: Goodwill and other intangible assets	(343,214)	(343,541)	(332,730)

Tangible shareholders’ equity	$964,310	$951,664	$926,522
Tangible book value	$5.68	$5.61	$5.49

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended
($ in thousands, except for share data)	March 31, 2011	December 31, 2010	March 31, 2010
Annualized return on average tangible equity:
Net income	$36,585	$38,158	$27,363

Average shareholders’ equity	1,302,863	1,288,140	1,255,189
Less: Average goodwill and other intangible assets	(343,908)	(337,662)	(323,469)

Average tangible shareholders’ equity	$958,955	$950,478	$931,720
Annualized return on average tangible shareholders’ equity	15.26%	16.06%	11.75%

Adjusted net income available to common stockholders:
Net income, as reported	$36,585	$38,158	$27,363
Net impairment losses on securities recognized in earnings (net of tax)	517	—	1,623

Net income, as adjusted	37,102	38,158	28,986

Adjusted per common share data:
Net income, as adjusted	$37,102	$38,158	$28,986
Average number of basic shares outstanding	169,671,128	169,426,058	168,831,733
Basic earnings, as adjusted	$0.22	$0.23	$0.17
Average number of diluted shares outstanding	169,678,846	169,428,992	168,834,400
Diluted earnings, as adjusted	$0.22	$0.23	$0.17

Adjusted annualized return on average assets:
Net income, as adjusted	$37,102	$38,158	$28,986
Average assets	14,214,256	14,099,979	14,126,648
Annualized return on average assets, as adjusted	1.04%	1.08%	0.82%

Adjusted annualized return on average shareholders’ equity:
Net income, as adjusted	$37,102	$38,158	$28,986
Average shareholders’ equity	1,302,863	1,288,140	1,255,189
Annualized return on average shareholders’ equity, as adjusted	11.39%	11.85%	9.24%

Adjusted annualized return on average tangible shareholders’ equity:
Net income, as adjusted	$37,102	$38,158	$28,986
Average tangible shareholders’ equity	958,955	950,478	931,720
Annualized return on average tangible shareholders’ equity, as adjusted	15.48%	16.06%	12.44%

Adjusted efficiency ratio:
Non-interest expense	$83,829	$80,408	$78,354

Net interest income	116,892	113,141	114,851
Non-interest income	44,787	35,846	15,677
Add: Net impairment losses on securities recognized in earnings	825	—	2,593

Gross operating income, as adjusted	$162,504	$148,987	$133,121
Efficiency ratio, as adjusted	51.59%	53.97%	58.86%

Tangible common equity to tangible assets:
Tangible shareholders’ equity	$964,310	$951,664	$926,522

Total assets	14,363,839	14,143,826	14,473,796
Less: Goodwill and other intangible assets	(343,214)	(343,541)	(332,730)

Tangible assets	$14,020,625	$13,800,285	$14,141,066
Tangible common equity to tangible assets	6.88%	6.90%	6.55%

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

Tier 1 Common Capital and the Tier 1 Common Ratio are non-GAAP financial measures. Valley’s management believes Tier 1 Common Capital and the Tier1 Common Ratio are useful because they are measures used by banking regulators in evaluating a company’s financial condition and capital strength and thus investors desire to see this information. A reconciliation of Tier 1 Common to Valley’s common stockholder’s equity, and the Tier 1 Common Ratio to Valley’s Tier1 Capital Ratio are included below. Tier 1 Common Capital and the Tier 1 Common Ratio were developed by the banking regulators. Tier 1 Common Capital is defined as Tier 1 Capital less non-common elements including qualifying trust preferred securities.

	Three Months Ended
($ in thousands)	March 31, 2011	December 31, 2010	March 31, 2010
Tier 1 common:
Common shareholders’ equity	$1,307,524	$1,295,205	$1,259,252
Less : Net unrealized gains on securities available for sale *	(14,042)	(13,950)	(8,020)
Plus: Accumulated net (gains) losses on cash flow hedges, net of tax	(459)	708	3,692
Plus: Pension liability adjustment, net of tax	18,106	18,398	18,858
Less: Intangible assets:
Goodwill	(317,891)	(317,891)	(307,813)
Other disallowed intangible assets	(14,489)	(15,455)	(12,978)

Tier 1 common capital	978,749	967,015	952,991
Trust preferred securities	176,313	176,313	176,313

Total Tier 1 capital	$1,155,062	$1,143,328	$1,129,304

Risk-weighted assets (under Federal Reserve Board
Capital Regulatory Guidelines (RWA)	$10,503,160	$10,453,352	$10,710,868
Tier 1 capital ratio (Total tier 1 capital / RWA)	11.00%	10.94%	10.54%
Tier 1 common ratio (Total tier 1 common / RWA)	9.32%	9.25%	8.90%

*	Tier 1 Capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 Capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.
(2)	Non-interest income includes net trading gains (losses):

Trading securities	$493	$(194)	$236
Junior subordinated debentures	2,889	(1,884)	(3,266)

Total trading gains (losses), net	$3,382	$(2,078)	$(3,030)

(3)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(4)	Share data reflects the five percent common stock dividend declared on April 13, 2011, to be issued May 20, 2011 to shareholders of record on May 6, 2011.
(5)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.
(6)	Past due loans and non-accrual loans excludes loans that were acquired as part of the Liberty Pointe Bank and The Park Avenue Bank transactions. These loans are accounted for on a pool basis.
(7)	Excludes OREOs that is related to the LibertyPointe Bank and The Park Avenue Bank FDIC-assisted transactions. OREOs related to the FDIC-assisted transactions, which totaled $6.7 million, $7.8 million and $7.6 million at March 31, 2011, December 31, 2010 and March 31, 2010, respectively, is subject to the loss-sharing agreements with the FDIC.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	March 31, 2011	December 31, 2010
Assets
Cash and due from banks	$319,495	$302,629
Interest bearing deposits with banks	6,002	63,657
Investment securities:
Held to maturity, fair value of $1,856,720 at March 31, 2011 and $1,898,872 at December 31, 2010	1,881,589	1,923,993
Available for sale	1,093,635	1,035,282
Trading securities	32,387	31,894

Total investment securities	3,007,611	2,991,169

Loans held for sale, at fair value	14,608	58,958
Non-covered loans	9,209,593	9,009,140
Covered loans	336,576	356,655
Less: Allowance for loan losses	(139,847)	(124,704)

Net loans	9,406,322	9,241,091

Premises and equipment, net	264,215	265,570
Bank owned life insurance	306,662	304,956
Accrued interest receivable	63,403	59,126
Due from customers on acceptances outstanding	6,476	6,028
FDIC loss-share receivable	90,642	89,359
Goodwill	317,891	317,891
Other intangible assets, net	25,323	25,650
Other assets	535,189	417,742

Total Assets	$14,363,839	$14,143,826

Liabilities
Deposits:
Non-interest bearing	$2,538,534	$2,524,299
Interest bearing:
Savings, NOW and money market	4,391,600	4,106,464
Time	2,792,241	2,732,851

Total deposits	9,722,375	9,363,614

Short-term borrowings	178,814	192,318
Long-term borrowings	2,817,670	2,933,858
Junior subordinated debentures issued to capital trusts (includes fair value of $158,845 at March 31, 2011 and $161,734 at December 31, 2010 for VNB Capital Trust I)	184,016	186,922
Bank acceptances outstanding	6,476	6,028
Accrued expenses and other liabilities	146,964	165,881

Total Liabilities	13,056,315	12,848,621

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 220,974,508 shares; issued 170,137,971 shares at March 31, 2011 and 170,131,085 shares at December 31, 2010	57,053	57,041
Surplus	1,179,023	1,178,325
Retained earnings	85,926	79,803
Accumulated other comprehensive loss	(3,606)	(5,719)
Treasury stock, at cost (459,744 common shares at March 31, 2011 and 597,459 common shares at December 31, 2010)	(10,872)	(14,245)

Total Shareholders’ Equity	1,307,524	1,295,205

Total Liabilities and Shareholders’ Equity	$14,363,839	$14,143,826

*	Share data reflects the five percent common stock dividend declared on April 13, 2011, to be issued May 20, 2011 to shareholders of record on May 6, 2011.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended March 31,
	2011	2010
Interest Income
Interest and fees on loans	$133,623	$135,369
Interest and dividends on investment securities:
Taxable	29,580	29,687
Tax-exempt	2,505	2,546
Dividends	2,056	2,193
Interest on federal funds sold and other short-term investments	55	154

Total interest income	167,819	169,949

Interest Expense
Interest on deposits:
Savings, NOW, and money market	4,679	4,860
Time	12,166	15,598
Interest on short-term borrowings	341	331
Interest on long-term borrowings and junior subordinated debentures	33,741	34,309

Total interest expense	50,927	55,098

Net Interest Income	116,892	114,851
Provision for losses on non-covered loans and unfunded letters of credit	5,280	12,611
Provision for losses on covered loans	18,882	—

Net Interest Income After Provision for Credit Losses	92,730	102,240

Non-Interest Income
Trust and investment services	2,023	1,875
Insurance commissions	4,423	3,196
Service charges on deposit accounts	5,650	6,274
Gains on securities transactions, net	2,679	863
Other-than-temporary impairment losses on securities	—	(1,393)
Portion recognized in other comprehensive income (before taxes)	(825)	(1,200)

Net impairment losses on securities recognized in earnings	(825)	(2,593)
Trading gains (losses), net	3,382	(3,030)
Fees from loan servicing	1,197	1,236
Gains on sales of loans, net	3,609	2,520
Gains on sales of assets, net	57	86
Bank owned life insurance	1,706	1,543
Change in FDIC loss-share receivable	16,235	—
Other	4,651	3,707

Total non-interest income	44,787	15,677

Non-Interest Expense
Salary and employee benefits expense	44,125	44,273
Net occupancy and equipment expense	17,186	15,941
FDIC insurance assessment	3,329	3,433
Amortization of other intangible assets	1,962	1,700
Professional and legal fees	3,773	2,119
Advertising	1,482	912
Other	11,972	9,976

Total non-interest expense	83,829	78,354

Income Before Income Taxes	53,688	39,563
Income tax expense	17,103	12,200

Net Income	$36,585	$27,363

Earnings Per Common Share*:
Basic	$0.22	$0.16
Diluted	0.22	0.16
Cash Dividends Declared per Common Share*	0.17	0.17
Weighted Average Number of Common Shares Outstanding*:
Basic	169,671,128	168,831,733
Diluted	169,678,846	168,834,400

*	Share data reflects the five percent common stock dividend declared on April 13, 2011, to be issued May 20, 2011 to shareholders of record on May 6, 2011.

Valley National Bancorp

Loan Portfolio

(in thousands)

	As Of
	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Non-covered Loans
Commercial and industrial	$1,859,626	$1,825,066	$1,824,014	$1,760,071	$1,765,431
Commercial real estate:
Commercial real estate	3,457,768	3,378,252	3,406,089	3,444,169	3,483,378
Construction	418,304	428,232	440,929	437,115	433,999

Total commercial real estate	3,876,072	3,806,484	3,847,018	3,881,284	3,917,377
Residential mortgage	2,047,898	1,925,430	1,890,439	1,911,466	1,893,279
Consumer:
Home equity	492,328	512,745	531,168	545,607	553,951
Automobile	827,485	850,801	877,298	866,313	934,118
Other consumer	106,184	88,614	84,724	80,909	80,514

Total consumer loans	1,425,997	1,452,160	1,493,190	1,492,829	1,568,583

Total non-covered loans	$9,209,593	$9,009,140	$9,054,661	$9,045,650	$9,144,670

Covered loans*	336,576	356,655	377,036	385,326	425,042

Total loans	$9,546,169	$9,365,795	$9,431,697	$9,430,976	$9,569,712

*	Loans that Valley National Bank will share losses with the FDIC are referred to as “covered loans”.

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 03/31/2011			Quarter End - 12/31/2010			Quarter End - 09/30/2010			Quarter End - 06/30/2010			Quarter End - 03/31/2010
	Average		Avg.	Average		Avg.	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing assets
Loans (1)(2)	$9,458,201	$133,625	5.65%	$9,458,332	$133,480	5.64%	$9,474,723	$137,744	5.82%	$9,544,364	$136,422	5.72%	$9,422,162	$135,371	5.75%
Taxable investments (3)	2,823,185	31,636	4.48%	2,567,952	29,007	4.52%	2,610,933	30,040	4.60%	2,670,495	32,094	4.81%	2,720,110	31,880	4.69%
Tax-exempt investments (1)(3)	400,049	3,854	3.85%	401,511	3,815	3.80%	433,559	4,219	3.89%	415,978	3,996	3.84%	371,234	3,917	4.22%
Federal funds sold and other interest bearing deposits	79,208	55	0.28%	193,212	125	0.26%	96,341	61	0.25%	106,461	76	0.29%	233,750	154	0.26%

Total interest earning assets	12,760,643	169,170	5.30%	12,621,007	166,427	5.27%	12,615,556	172,064	5.46%	12,737,298	172,588	5.42%	12,747,256	171,322	5.38%

Other assets	1,453,613			1,478,972			1,435,103			1,463,383			1,379,392

Total assets	$14,214,256			$14,099,979			$14,050,659			$14,200,681			$14,126,648

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$4,303,555	$4,679	0.43%	$4,198,511	$4,742	0.45%	$4,270,386	$4,711	0.44%	$4,144,113	$4,813	0.46%	$4,071,641	$4,860	0.48%
Time deposits	2,731,981	12,166	1.78%	2,693,056	12,247	1.82%	2,761,018	13,233	1.92%	3,026,929	14,720	1.95%	3,116,322	15,598	2.00%
Short-term borrowings	241,786	341	0.56%	207,027	350	0.68%	198,938	334	0.67%	179,677	330	0.73%	192,498	331	0.69%
Long-term borrowings (4)	3,073,543	33,741	4.39%	3,118,510	34,610	4.44%	3,072,556	34,574	4.50%	3,080,261	34,298	4.45%	3,128,309	34,309	4.39%

Total interest bearing liabilities	10,350,865	50,927	1.97%	10,217,104	51,949	2.03%	10,302,898	52,852	2.05%	10,430,980	54,161	2.08%	10,508,770	55,098	2.10%

Non-interest bearing deposits	2,488,726			2,529,687			2,422,976			2,441,776			2,315,621
Other liabilities	71,802			65,048			50,043			63,292			47,068
Shareholders’ equity	1,302,863			1,288,140			1,274,742			1,264,633			1,255,189

Total liabilities and shareholders’ equity	$14,214,256			$14,099,979			$14,050,659			$14,200,681			$14,126,648

Net interest income/interest rate spread (5)		$118,243	3.33%		$114,478	3.24%		$119,212	3.41%		$118,427	3.34%		$116,224	3.28%
Tax equivalent adjustment		(1,351)			(1,337)			(1,478)			(1,401)			(1,373)

Net interest income, as reported		$116,892			$113,141			$117,734			$117,026			$114,851

Net interest margin (6)			3.66%			3.59%			3.73%			3.68%			3.60%
Tax equivalent effect			0.05%			0.04%			0.05%			0.04%			0.05%

Net interest margin on a fully tax equivalent basis (6)			3.71%			3.63%			3.78%			3.72%			3.65%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.